Ohr Pharmaceutical, Inc. 10-K/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ohr Pharmaceutical, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-201368) of Ohr Pharmaceutical, Inc. of our report dated December 14, 2015, relating to the consolidated financial statements, and our report dated December 14, 2015 with respect to the effectiveness of internal control over financial reporting as of September 30, 2015, which reports appear in this Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
December 7, 2016